Filed pursuant to Rule 433

Registration Statement No.: 333-167832

THE BANK OF NEW YORK MELLON CORPORATION

$100,000,000 FLOATING RATE SENIOR NOTES DUE 2013

DECEMBER 2, 2010

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS: Aa2 / AA- / AA- / AAL (STABLE/STABLE/STABLE/STABLE)

LEGAL FORMAT: SEC REGISTERED

MATURITY DATE: DECEMBER 9, 2013

TRADE DATE: DECEMBER 2, 2010

SETTLEMENT DATE: DECEMBER 9, 2010 (T+5 days)

COUPON: 3-MONTH LIBOR PLUS 27 BASIS POINTS

COUPON FREQUENCY: QUARTERLY

INTEREST PAYMENT DATES: INTEREST PAYS QUARTERLY ON EACH MARCH 9, JUNE 9, SEPTEMBER 9 AND DECEMBER 9, COMMENCING ON MARCH 9, 2011 AND ENDING ON THE MATURITY DATE

INTEREST DETERMINATION DATES: TWO LONDON BANKING DAYS PRIOR TO THE FIRST DAY OF THE RELEVANT INTEREST PERIOD

DAY COUNT/CONVENTIONS: ACTUAL/360; MODIFIED FOLLOWING, ADJUSTED

PRINCIPAL AMOUNT: $100,000,000

ISSUE PRICE: 100% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $99,910,000

REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

PRICING BENCHMARK: 3-MONTH LIBOR (REUTERS LIBOR01)

SPREAD TO BENCHMARK: +27 BASIS POINTS

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP: 06406HBR9

BOOKRUNNER: DEUTSCHE BANK SECURITIES INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at

1-800-503-4611.

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.